UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2012.

AMERICAN RAILCAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri		63301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (636) 940-6000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement. On June 8, 2012, American Railcar Industries, Inc. (the “Company”) entered into an employment agreement with Mr. James Cowan to serve the Company as President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”), and as an officer of subsidiaries of the Company as specified and directed by the Board from time to time (the “Agreement”). Mr. Cowan served the Company in the same capacities pursuant to a prior employment agreement, dated May 8, 2009, that expired in accordance with its terms on May 1, 2012. The term of Mr. Cowan’s Agreement began on May 1, 2012, and will continue through May 1, 2014 (the “Expiration Date”), unless earlier terminated pursuant to the Agreement. A copy of the Agreement is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference into this Item 5.02. The description of the Agreement herein is qualified in its entirety by reference to the text of the Agreement.

Under the terms of the Agreement, Mr. Cowan receives a base salary at an annual rate of $385,000 per year. Mr. Cowan’s annual bonus target for each calendar year of employment ending on or after December 31, 2012 is 60% of his then applicable base salary. The actual bonus paid may be less than or greater than target based on the performance evaluation by the Board (or a committee thereof) in an annual bonus plan for each calendar year.

Mr. Cowan is eligible to receive healthcare, group term life insurance, group long-term disability insurance, 401(k) participation, vacation and other similar benefits we offer our senior executives. In addition, Mr. Cowan will be reimbursed for the payment of reasonable country club dues (excluding initiation fees) on terms consistent with the Company’s other senior executives.

The Agreement shall terminate and Mr. Cowan’s employment with the Company shall end upon the earlier of the Expiration Date, his death or disability (as defined in the Agreement), if the Company discharges Mr. Cowan with or without cause (as defined in the Agreement), or the voluntary resignation of Mr. Cowan with or without good reason (as defined in the Agreement). The Company may discharge Mr. Cowan at any time with or without cause (as defined in the Agreement).

If Mr. Cowan’s employment is terminated due to the expiration of the Agreement, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination and (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination.

If Mr. Cowan’s employment is terminated due to death or disability, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and (iii) a pro-rated portion of his bonus compensation payable for any incomplete calendar year.

If Mr. Cowan is terminated without cause (as defined in the Agreement) or if he terminates the Agreement for good reason (as defined in the Agreement), he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and (iii) a continuation of the payment of the base salary he would have earned through the period ending on the 180th day following his termination. In the event of any termination of employment, Mr. Cowan shall be under no obligation to seek other employment, but in the event he becomes employed during the period specified under clause (iii) above, he shall not be entitled to any further payments and shall return, if applicable, any amounts paid to him on or after the subsequent employment date.

The Agreement contains non-competition provisions that prohibit Mr. Cowan from directly or indirectly competing with us during the term of his employment and for a six month period thereafter, extendable by the Company for up to an additional six months in exchange for severance pay of approximately $32,000 per month. The Agreement also contains non-solicitation provisions covering the period of Mr. Cowan’s employment and the two year period thereafter, as well as non-disparagement provisions and provisions requiring him to protect confidential information during his employment and at all times thereafter.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement between American Railcar Industries, Inc. and James Cowan, dated as of June 8, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2012	American Railcar Industries, Inc.

	By:	/s/ Dale C. Davies
	Name:	Dale C. Davies
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement between American Railcar Industries, Inc. and James Cowan, dated as of June 8, 2012.